Exhibit 10.48

SUPPLEMENTAL LIFE PLAN

OF

AVON PRODUCTS, INC.

EFFECTIVE AS OF JANUARY 1, 1990

AMENDED AND RESTATED AS OF JANUARY 1, 2009

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Section 1.

INTRODUCTION

Avon Products, Inc. (the “Company”) adopted the Supplemental Life Plan of Avon Products, Inc. (the “Plan”) effective as of January 1, 1990 to provide death benefit protection to certain elected or appointed officers of the Company and to selected other employees of the Company and its Subsidiaries in recognition of their contribution to the Company in carrying out management responsibilities. The Company has now amended and restated such plan, effective as of January 1, 2009. The Company intends to maintain the Plan indefinitely, and the terms and conditions of participation and benefits under the Plan are set out in this document.

Section 2.

DEFINITIONS

The following words and phrases, as used in the Plan, shall have the following meaning unless a different meaning is plainly required by the context:

(1) “Beneficiary” shall mean the person or persons designated by a Participant as his beneficiary or beneficiaries, such designation to be made in a time and manner determined by the Retirement Board. If the Participant fails to designate a beneficiary, or if the beneficiary predeceases the Participant (or each beneficiary predeceases the Participant if more than one beneficiary is designated), then the Participant’s spouse shall be the beneficiary, or if no spouse survives the Participant, then the Participant’s estate shall be the beneficiary. A Participant may change his designated beneficiary at the time and in the manner determined by the Retirement Board.

(2) “Board of Directors” shall mean the Board of Directors of the Company.

(3) “Participant” shall mean any employee of the Company or a Subsidiary from the time he began participation in the Plan in accordance with Section 3 until the earlier of the time that: (a) such employee dies; (b) such employee terminates employment (or is deemed by the Company to have terminated employment) with the Company and its Subsidiaries (for this purpose, a termination of employment does not occur until the end of any salary continuation period covering such employee); (c) such employee has been determined by the Retirement Board to no longer be eligible for continued participation in the Plan; (d) with respect to any employee who is on a leave of absence during which the Participant is receiving a disability benefit under any of the Company’s disability insurance plans, such employee has been on such leave of absence for 29 months; or (e) the Plan is terminated. Notwithstanding the foregoing, a Participant may continue to participate in the Plan beyond the time period set forth in this Section 2(3) in accordance with the express terms of a written agreement entered into between such Participant and the Company referencing participation in the Plan.

(4) “Retirement Board” shall mean the administrative board or any successor thereto that administers the Avon Products, Inc. Personal Retirement Account Plan, as amended from time to time.

(5) “Subsidiary” shall mean any majority-owned subsidiary of the Company.

(6) “Supplemental Life Allowance” shall mean the benefit referred to in Section 4.

(7) As used in the Plan, the masculine pronoun shall include the feminine and the feminine pronoun shall include the masculine unless otherwise specifically indicated.

(8) As used in the Plan, the term “nonforfeitable” shall refer only to the vested unsecured contractual right of a Beneficiary to benefits under the Plan. In no event, however, shall the term “nonforfeitable” imply any preferred claim on, or any beneficial ownership interest in, any assets of the Company before those assets are paid to any Beneficiary pursuant to the terms of the Plan.

Section 3.

PARTICIPATION

The Retirement Board has the authority to include as Participants in the Plan employees of the Company or a Subsidiary whose employment is based in the United States at salary grade A04 or above, as the Retirement Board deems fit. Authorization to include Participants in the Plan shall be in writing and approved by the Retirement Board. After a designated employee completes all required paperwork, such designated employee becomes a Participant. A designated employee remains a Participant until the Retirement Board determines that the Participant is no longer eligible for continued participation in the Plan or unless his participation in the Plan otherwise ceases in accordance with the terms of the Plan. All such determinations shall be in writing and approved by the Retirement Board.

Section 4.

SUPPLEMENTAL LIFE ALLOWANCES

(1) If a Participant dies while employed with the Company or a Subsidiary (including during any salary continuation period covering such Participant), or during the first 29 months of a leave of absence during which the Participant is receiving a disability benefit under any of the Company’s disability insurance plans, the Beneficiary of such Participant shall receive a Supplemental Life Allowance determined in accordance with Section 4(2), provided that such Participant has not made the election described in Section 4(4).

(2) After satisfying the requirements for participation as set forth under Section 3, a Participant shall be eligible for a Supplemental Life Allowance based upon the Participant’s salary grade level (e.g., A04) on the date of participation, as determined periodically by the Company.

If a Participant is promoted, he will qualify for an additional Supplemental Life Allowance for his new salary grade level, on the condition that any evidence of insurability as may be required by the Retirement Board is furnished within reasonable time limits consistently applied. If a Participant is demoted to a lower salary grade level, he will retain his eligibility for the Supplemental Life Allowance applicable to him prior to such demotion unless the Retirement Board, in writing, exercises its discretion to provide that such Participant will only be eligible for a Supplemental Life Allowance based upon his new salary grade level. If a Participant is demoted to a salary grade level below A04 or his employment is no longer based in the United States, he will retain his eligibility for the Supplemental Life Allowance applicable to him prior to such demotion or change in location of employment unless the Retirement Board, in writing, exercises its discretion to provide that such Participant will not qualify for any Supplemental Life Allowance under the Plan.

(3) Notwithstanding the foregoing, if the Company shall obtain a life insurance policy (or policies) on the life of a Participant whether or not in connection with the Plan and the insurer is not obligated to pay the policy’s death benefit proceeds on the grounds that the Participant committed suicide or any other grounds based on actions or inactions on the part of the Participant, then, and in that event, the Company’s obligation to make payments under this Section 4 shall be terminated. The Company shall, in its sole discretion, determine what steps are necessary and take such action as it deems reasonably appropriate to pursue and obtain payment of any death benefit under said policy or policies. Whatever steps are deemed appropriate by the Company to pursue this matter shall be conclusive. In no event shall any Participant have any ownership interest in such policy or policies.

(4) Notwithstanding the foregoing, a Participant may elect not to be covered by the Supplemental Life Allowance coverage provided under this Section 4.

Section 5.

ADMINISTRATION OF THE PLAN AND GOVERNING LAW

(1) Except as otherwise specifically provided in the Plan, the Retirement Board shall be the administrator of the Plan, and the Retirement Board may delegate all or any part of its administrative duties, to the extent it deems appropriate, to such individuals (including employees of the Company) as the Retirement Board shall determine. The Retirement Board (or its designee) shall have full authority to determine all questions arising in connection with the Plan, including the discretionary authority to interpret the Plan, to adopt procedural rules, and to employ and rely on such legal counsel, actuaries, accountants, and agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Retirement Board shall be conclusive and binding on all persons.

(2) Except as otherwise provided by applicable law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.

CERTAIN RIGHTS AND LIMITATIONS

(1) The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company or a Subsidiary to discharge any employee and to treat such employee without regard to the effect which such treatment might have upon such employee as a Participant of the Plan.

(2) If the Retirement Board shall find that a Beneficiary entitled to a benefit is unable to care for his affairs because of illness or accident or because he is a minor, then the Retirement Board may direct that any benefit payment due such Beneficiary, unless claim shall have been made therefor by a duly appointed legal representative, be paid to the spouse, child, parent, or other blood relative of such Beneficiary, or to a person with whom such Beneficiary resides. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to such Beneficiary.

(3) No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, attachment, encumbrance, or charge, and any attempt so to do shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Beneficiary entitled to such benefit. If the Retirement Board shall find that any Beneficiary entitled to a benefit under the Plan has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign, pledge, garnish, attach, encumber, or charge any such benefit under the Plan, then such benefit shall cease and the Retirement Board may hold or apply the same to or for the benefit of such Beneficiary in such manner as the Retirement Board shall determine.

(4) If any Participant shall at any time be convicted of a crime involving dishonesty or fraud on the part of the Participant relating to the Company or a Subsidiary, then the obligation of the Company to make or continue payment of any benefits hereunder shall cease.

(5) A Participant, at the time participation commences, shall supply the Retirement Board with such evidence of good health and insurability, including a physical examination, as the Retirement Board may from time to time require to satisfy any insurance company in connection with obtaining life insurance for benefits under Section 4. A Participant who fails to supply such evidence when required shall not be entitled to such benefits under Section 4.

(6) In addition to the payment set forth in Section 4, as an additional death benefit paid with respect to a Participant, the Company shall pay to the Beneficiary, as part of and at the same time that the Supplemental Life Allowance is paid, an amount sufficient to pay all local, state, and federal income taxes, calculated at the highest applicable marginal rates, on the amount of the Supplemental Life Allowance payable under Section 4 and the payment made under this Section 6(6) so that the net amount retained by the Beneficiary on such amounts, after the payment of all local, state, and federal income taxes, equals the Supplemental Life Allowance payable under Section 4.

(7) All benefits payable under the Plan shall be payable by the Company from its general assets. The Plan shall not be funded by the Company.

(8) When payments are made under the Plan, the Company shall have the right to deduct from each payment made any required withholding taxes.

Section 7.

AMENDMENT AND TERMINATION OF THE PLAN

(1) The Board of Directors (or the Compensation Committee of the Board of Directors, to the extent it has been delegated such authority) reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend or modify, in whole or in part, any or all of the provisions of the Plan; provided that no such modification or amendment shall adversely affect the rights and benefits of Participants that had accrued or become nonforfeitable under the Plan prior to the date such amendment or modification is adopted or becomes effective, whichever is later. No benefit shall be deemed to have become accrued or nonforfeitable prior to the Participant’s death.

(2) The Board of Directors (or the Compensation Committee of the Board of Directors, to the extent it has been delegated such authority) may terminate the Plan for any reason at any time; provided that such termination shall not adversely affect the rights and benefits of Participants that had accrued or become nonforfeitable under the Plan prior to the date that the Plan’s termination is adopted or made effective, whichever is later.

Section 8.

CLAIM PROCEDURES

(1) Every claim for benefits under the Plan shall be in writing directed to a member of the Retirement Board.

(2) Each claim filed shall be decided by the Retirement Board within a reasonable time from its receipt, but not later than 90 days after receipt of the claim by the Retirement Board (unless special circumstances require an extension of such time, in which case a detailed written notice of such extension will be given to the claimant within the initial 90-day period and such claim shall be decided no later than 180 days after receipt of the claim by the Retirement Board). A claim that is not decided within the applicable time period may be considered to be denied. If a claim is denied in whole or in part, then the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall:

(a) specify the reason or reasons for the denial;

(b) specify the Plan provisions giving rise to the denial; and

(c) describe any further information or documentation necessary for the claim to be honored, explain why such documentation or information is necessary, and explain the Plan’s review procedure.

(3) Upon written request of any claimant whose claim has been denied in whole or in part, the Retirement Board shall make a full and fair review of the claim and furnish the claimant with a written decision concerning it. Such request for review must be made by the claimant to any member of the Retirement Board within 60 days following the claimant’s receipt of the benefit denial (or the claim being deemed denied), and any such review will take into account all documents and information submitted by the claimant upon review, whether or not such documents and information were submitted or considered as part of the initial claim. As part of the review process, a claimant shall:

(a) have the opportunity to submit written comments, documents, records, and other information relating to the claim; and

(b) be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

(4) Each request for review filed shall be decided by the Retirement Board within a reasonable time from its receipt, but not later than 60 days after receipt of the request by the Retirement Board (unless special circumstances require an extension of such time, in which case a detailed written notice of such extension will be given to the claimant within the initial 60-day period and such claim shall be decided no later than 120 days after receipt of the claim by the Retirement Board). A request for review that is not decided within the applicable time period may be considered to be denied. If a request for review is denied in whole or in part, then the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall:

(a) specify the reason or reasons for the denial;

(b) specify the Plan provisions giving rise to the denial;

(c) state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

(d) contain a statement of any rights that the claimant may have to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended.

IN WITNESS WHEREOF, the Company has caused this amended and restated instrument to be executed on this 7th day of November, 2008, effective as of January 1, 2009.

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Name: Title:	Kim K.W. Rucker Senior Vice President and General Counsel